INDEPENDENT AUDITORS’ REPORT

The Board of Directors

DXP Enterprises, Inc.

We have audited the accompanying consolidated statements of financial position of HSE Integrated Ltd. and subsidiaries, as of December 31, 2011 and 2010 and January 1, 2010, and the related consolidated statements of earnings and comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HSE Integrated Ltd. and subsidiaries as at December 31, 2011 and 2010 and January 1, 2010, and the results of their operations and their cash flows for the years ended December 31, 2011 and December 31, 2010 in conformity  with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/KPMG LLP

Calgary, Canada

September 24, 2012

Exhibit 99.1

Consolidated Statement of Financial Position

(stated in thousands of Canadian dollars)	Note	December 31, 2011	December 31, 2010	January 1, 2010
ASSETS
Cash and cash equivalents	6,13	$2,950	$1,479	$460
Trade receivables	7,13	22,326	18,099	16,156
Inventory	13	225	171	199
Prepaid expenses and other receivables	8,13	1,380	1,494	1,414
Income taxes recoverable	14	574	705	398
Total current assets		27,455	21,948	18,627

Property and equipment	9,13	27,925	25,104	29,173
Intangible assets	5,10,13	1,924	2,132	2,544
Goodwill	5,10	380	–	–
Other receivables	8	220	129	207
Deferred tax assets	14	209	–	–
Total non-current assets		30,658	27,365	31,924

TOTAL ASSETS		$58,113	$49,313	$50,551

LIABILITIES
Trade and other payables	11	$6,858	$5,837	$4,582
Provisions	12	263	212	265
Loans and borrowings	13	3,372	3,460	8,055
Income taxes payable	14	895	423	72
Total current liabilities		11,388	9,932	12,974

Provisions	12	811	1,801	2,823
Loans and borrowings	13	6,208	5,578	3,056
Deferred tax liabilities	14	2,461	1,706	2,176
Total non-current liabilities		9,480	9,085	8,055

TOTAL LIABILITIES		20,868	19,017	21,029

EQUITY
Share capital	15	60,654	60,040	60,040
Convertible debentures – equitycomponent		229	221	–
Contributed surplus		5,192	4,969	4,763
Accumulated other comprehensive loss		(1)	(83)	–
Deficit		(28,993)	(34,851)	(35,281)
Total equity attributable to equity holders of the Corporation		37,081	30,296	29,522
Non-controlling interest	17	164	–	–
TOTAL EQUITY		37,245	30,296	29,522

TOTAL LIABILITIES AND EQUITY		$58,113	$49,313	$50,551
Contingent liabilities (note 26) Subsequent event (note 28)

See accompanying notes to the consolidated financial statements.

On behalf of the board:
/s/David R. Little                                                                                     /s/Mac McConnell
    David R. Little, Director                                                                          Mac McConnell, Director

Consolidated Statement of Earnings

Years ended December 31 (stated in thousands of Canadian dollars except per share amounts)	Note	2011	2010

REVENUE		$98,249	$82,028

Direct operating expenses	18	75,203	67,301
Selling, general and administrative	18	9,951	7,936
		13,095	6,791

Depreciation of property and equipment	9	4,884	5,720
Amortization of intangibles	10	492	412
Share-based compensation	16	372	185
Finance costs	19	770	754
Loss on disposal of property and equipment		33	115
Expiry of contingent consideration	12	–	(810)
Reduction in onerous contract provision	12	(1,015)	–

EARNINGS BEFORE INCOME TAX		7,559	415

Income taxes:	14
Current provision		1,097	423
Deferred tax expense (recovery)		452	(447)
		1,549	(24)

NET EARNINGS		$6,010	$439

Earnings attributable to:
Owners of the Corporation		5,858	430
Non-controlling interest	17	152	9
NET EARNINGS FOR THE PERIOD		6,010	439

EARNINGS PER SHARE	20
Basic		$0.15	$0.01
Diluted		$0.14	$0.01
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands)
Basic		38,639	$37,576
Diluted		42,777	$37,576

See accompanying notes to the consolidated financial statements.

Consolidated Statement of Comprehensive Income

Years ended December 31 (stated in thousands of Canadian dollars)	Note	2011	2010

NET EARNINGS		$6,010	$439

Other comprehensive income
Foreign currency translation adjustment		94	(92)
COMPREHENSIVE INCOME		6,104	347

Comprehensive income attributable to
Owners of the Corporation		5,940	347
Non-controlling interest	17	164	–
COMPREHENSIVE INCOME FOR THE PERIOD		$6,104	$347

See accompanying notes to the consolidated financial statements.

Consolidated Statement of Changes in Equity

(stated in thousands of Canadian dollars)	Share capital	Convertible debentures – equity component	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Total equity attributable to equity holders of the Corporation	Non-controlling interest	Total equity
BALANCE AT JANUARY 1, 2011	$ 60,040	$ 221	$ 4,969	$(34,851)	$ (83)	$ 30,296	$ –	$ 30,296
Net earnings for the year				5,858		5,858	152	6,010
Other comprehensive income					82	82	12	94
Total comprehensive income for the year				5,858	82	5,940	164	6,104
Transactions with owners:
Issue of common shares on business combination	614					614		614
Stock compensation expense			223			223		223
Convertible debentures issued – equity component		8				8		8
BALANCE AT DECEMBER 31, 2011	$60,654	$229	$5,192	$ (28,993)	$ (1)	$37,081	$164	$37,245
BALANCE AT JANUARY 1, 2010	$ 60,040	$ –	$ 4,763	$ (35,281)	$ –	$ 29,522	$ –	$ 29,522
Earnings for the year				430		430	9	439
Other comprehensive loss					(83)	(83)	(9)	(92)
Total comprehensive income for the year				430	(83)	347	–	347
Transactions with owners:
Stock compensation expense			206			206		206
Convertible debentures issued – equity component		221				221		221
BALANCE AT DECEMBER 31, 2010	$ 60,040	$ 221	$ 4,969	$ (34,851)	$ (83)	$ 30,296	$ –	$ 30,296

See accompanying notes to the consolidated financial statements.

Consolidated Statement of Cash Flows

Years ended December 31 (stated in thousands of Canadian dollars)	Note	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings for the year		$6,010	$439
Adjustments for:
Depreciation and amortization		5,376	6,132
Finance costs	19	770	754
Share-based compensation	16	372	185
Change in provisions	12	(939)	(215)
Income tax expense (recovery)	14	1,549	(24)
Loss on disposal of property and equipment		33	115
Expiry of contingent consideration	12	–	(810)
		13,171	6,576
Change in non-cash working capital	23	(3,294)	(694)
Cash generated from operating activities		9,877	5,882
Interest paid		(599)	(616)
Income tax paid		(526)	(370)
NET CASH FLOWS FROM OPERATING ACTIVITIES		8,752	4,896

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	9	(3,848)	(2,310)
Purchase of intangibles	10	(34)	–
Net cash acquired on business acquisition	5	1	–
Proceeds from sale of property and equipment		519	663
NET CASH USED IN INVESTING ACTIVITIES		(3,362)	(1,647)

CASH FLOWS FROM FINANCING ACTIVITIES
Issue of loans and borrowings		75	6,925
Repayment of loans and borrowings		(1,333)	(5,986)
Payment of finance lease liabilities		(2,611)	(2,879)
Payment of transaction costs related to issue of debt		(55)	(277)
NET CASH USED IN FINANCING ACTIVITIES		(3,924)	(2,217)

NET INCREASE IN CASH AND CASH EQUIVALENTS		1,466	1,032
Cash and cash equivalents at January 1		1,479	460
Effect of exchange rate fluctuations on cash held		5	(13)
CASH AND CASH EQUIVALENTS AT DECEMBER 31		2,950	1,479

Non-cash investing activities – property and equipment acquired by means of a finance lease		$4,274	$228

See accompanying notes to the consolidated financial statements.

Notes to the Consolidated Financial Statements

NOTE 1 – REPORTING ENTITY

NOTE 2 – BASIS OF PREPARATION

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

NOTE 4 – DETERMINATION OF FAIR VALUES

NOTE 5 – ACQUISITIONS

NOTE 6 – CASH AND CASH     EQUIVALENTS

NOTE 7 – TRADE RECEIVABLES

NOTE 8 – PREPAID EXPENSES AND OTHER RECEIVABLES

NOTE 9 – PROPERTY AND EQUIPMENT

NOTE 10 – INTANGIBLE ASSETS

NOTE 11 – TRADE AND OTHER     PAYABLES

NOTE 12 – PROVISIONS

NOTE 13 – LOANS AND BORROWINGS

NOTE 14 – INCOME TAXES

NOTE 15 – SHARE CAPITAL

NOTE 16 – SHARE-BASED   COMPENSATION

NOTE 17 – NON-CONTROLLING     INTEREST

NOTE 18 – EXPENSES BY NATURE

NOTE 19 – FINANCE COSTS

NOTE 20 – EARNINGS PER SHARE

NOTE 21 – FINANCIAL INSTRUMENTS

NOTE 22 – OPERATING SEGMENTS

NOTE 23 – SUPPLEMENTARY CASH FLOW INFORMATION

NOTE 24 – OPERATING LEASES

NOTE 25 – CAPITAL COMMITMENTS

NOTE 26 – CONTINGENT LIABILITIES

NOTE 27 – RELATED PARTIES

NOTE 28 – SUBSEQUENT EVENT

NOTE 29 – EXPLANATION OF TRANSITION TO IFRS

NOTE 1 – REPORTING ENTITY

HSE Integrated Ltd. (“HSE” or the “Corporation”) is incorporated under the laws of the province of Alberta. The address of the Corporation’s head office is 1000, 630 – 6 Avenue S.W., Calgary, Alberta, Canada, T2P 0S8. The consolidated financial statements of the Corporation as at and for the years ended December 31, 2011 and 2010 include the Corporation and its subsidiaries.

The Corporation provides health and safety services in Canada and the United States to a range of customers in the energy, manufacturing, construction and other industries. Services include: safety supervision and rescue personnel, rental of breathing apparatus and associated equipment for personnel operating in high-hazard environments, fixed and mobile firefighting and fire protection services and equipment, worker shower (decontamination) services, onsite medical services, worker safety training, hazardous gas detection, wellsite blowout services, industrial hygiene services, and safety consulting and supervision.

• Subsequent Event - Business Combination

On July 11, 2012, DXP Enterprises, Inc. ("DXP") through its wholly-owned subsidiary, DXP Canada Enterprises Ltd., acquired all of the outstanding common shares of HSE by way of a plan of arrangement under the Business Corporations Act (Alberta) (the "Arrangement"). See note 28 for further information.

NOTE 2 – BASIS OF PREPARATION

A)	Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. These consolidated financial statements are HSE’s first IFRS annual financial statements and IFRS 1 – First-time Adoption of International Financial Reporting Standards has been applied. In these consolidated financial statements, previous Canadian Generally Accepted Accounting Principles (“Canadian GAAP”) refers to the accounting standards applied prior to the adoption of IFRS.

An explanation of how the transition to IFRS has affected the previously reported financial position, net earnings and cash flows in the comparative periods of these consolidated financial statements is provided in note 29. This note contains reconciliations of equity and total comprehensive income for comparative periods reported under Canadian GAAP to those reported for those periods under IFRS.

These consolidated financial statements were authorized for issue by the Corporation’s board of directors on September 24, 2012.

B)	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for liabilities for cash-settled share-based payment arrangements, which are measured at fair value.

C)	Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars, which is the functional currency of the Corporation and the Corporation’s Canadian subsidiaries. The U.S. dollar is the functional currency of the Corporation’s United States subsidiaries. All financial information presented in Canadian dollars has been rounded to the nearest thousand, except for per share amounts.

D)	Use of accounting estimates and judgments

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The key judgments and estimates made in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

Lease classification

The classification of a lease as operating or financing depends upon whether substantially all the risks and rewards of the asset are transferred. This determination involves judgment as to whether the Corporation consumes a large portion of the useful life of the leased asset, if the net present value of the lease payments form a substantial portion of the fair value of the lease asset, and other pertinent factors. The Corporation determined that its facility leases are operating leases since the rent paid to the landlords is increased to market rates at regular intervals and the Corporation does not participate in the residual value of any of the buildings. The Corporation determined that its light duty vehicles are finance leases since ownership of the assets transfers to the Corporation at the end of the lease term.

Estimated useful lives of assets

The useful lives of the depreciable assets are based on historical experience and judgment of management. This judgment includes an assessment of expected utilization, job mix assumptions, and preventative-maintenance programs. Although management believes that the estimated useful lives and residual values are reasonable, there can be no certainty that the reduction in depreciable asset values over time matches depreciation expense using estimated useful lives. If depreciation estimates are not correct, the Corporation may record a disproportionate amount of gains or losses on disposition of these assets.

 Impairment of assets

At the end of each reporting period, the Corporation assesses whether there is an indication that an asset group may be impaired. If any indication of impairment exists, HSE estimates the recoverable amount of the asset group. External triggering events include, for example, changes in customer or industry dynamics, commodity prices, drilling levels, and economic declines. Internal triggering events for impairment include lower profitability or obsolescence. Goodwill and indefinite-lived intangible assets are tested annually for impairment.

HSE’s impairment tests compare the carrying amount of the asset or cash generating unit (“CGU”) to its recoverable amount. The recoverable amount is the higher of fair value less costs to sell (“FVLCS”) and value in use (“VIU”). FVLCS is the amount obtainable from the sale of an asset or CGU in an arms-length transaction between knowledgeable, willing parties, less the costs of disposal. The determination of VIU requires the estimation and discounting of cash flows, which involves key assumptions that consider all information available on the respective testing date. Management uses its judgment, considering past and actual performance as well as expected developments in the respective markets and in the overall macro-economic environment and economic trends, to model and discount future cash flows. In addition, management is required to apply judgment when determining which assets are grouped into a particular CGU. This grouping can affect the results of an impairment test.

Allowance for doubtful accounts

The Corporation assesses its accounts receivable through a continuous process of reviewing its receivables both on an individual customer basis and on an overall basis. The review includes assessment of current aging status of receivables, historical collection experience, financial condition of customers, industry economic trends and other factors. Based on the review, allowances for specific customers are determined. The process involves a high degree of judgment and can frequently involve significant dollar amounts. Accordingly, the Corporation’s financial position and results of operations can be affected by adjustments to the allowance when actual write-offs differ from estimates.

Provision for onerous contracts

An onerous contract is defined as a contract in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.The provision for onerous lease contracts represents the present value of the future lease payments that the Corporation is presently obligated to make under non-cancellable onerous operating lease contracts, less revenue expected to be earned on the lease, including estimated future sublease revenue, where applicable. The estimate may vary as a result of changes in the utilization of the leased premises and sublease arrangements where applicable.

Income tax assets and income tax liabilities

Deferred income taxes are recorded to reflect any differences between the accounting and income tax basis of an asset or liability using substantively enacted tax rates. The Corporation does not recognize a deferred tax asset when management believes it is not probable that  future tax savings will be realized. Estimates of future taxable income are considered in assessing the utilization of available tax losses. Changes in circumstances and assumptions may require changes to the recognition of the Corporation’s deferred tax assets.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements and in preparing the opening IFRS statement of financial position at January 1, 2010 for the purposes of the transition to IFRS, unless otherwise indicated.

A)	Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Corporation and entities controlled by the Corporation (its subsidiaries). Control is achieved where the Corporation has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

Non-controlling interests in subsidiaries are identified separately from the Corporation’s equity therein. Subsequent to acquisition or formation, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

B)	Business combinations

Acquisitions prior to January 1, 2010

As part of its transition to IFRS, the Corporation elected to restate only those business combinations that occurred on or after January 1, 2010.

Acquisitions on or after January 1, 2010

For acquisitions on or after January 1, 2010, the Corporation measures goodwill as the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, less the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed, all measured as of the acquisition date. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method in accordance with IFRS 3 – Business Combinations. The consideration for each acquisition is measured at the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Corporation in exchange for control of the acquiree. Costs of acquisition, other than those associated with the issue of debt or equity, are recognized in profit or loss as incurred.

The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 are recognized at their fair value at the acquisition date, except that deferred tax assets or liabilities are recognized and measured in accordance with IAS 12, Income Taxes.

C)	Foreign currency

 Functional and presentation currencies

The individual financial statements of each legal entity are prepared in the currency of the primary economic environment in which that entity operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each legal entity are expressed in the functional currency of the Corporation and the presentation currency for the consolidated financial statements. The functional currency of the Corporation’s Canadian operations is the Canadian Dollar (“CAD”) and its U.S. subsidiaries is the U.S. Dollar (“USD”), while the presentation currency adopted by the Corporation in its consolidated financial statements is CAD.

Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of legal entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Any foreign exchange gains or losses incurred on the retranslation of foreign currency denominated monetary assets and liabilities are included in finance costs in the Consolidated Statement of Earnings.

Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair-value adjustments arising on acquisition, are translated to CAD at exchange rates at the reporting date. The income and expenses of foreign operations are translated to CAD at exchange rates at the dates of the transactions.

Foreign currency differences are recognized in other comprehensive income. When a foreign operation is disposed of, the relevant amount in accumulated other comprehensive income is transferred to profit or loss as part of the profit or loss on disposal.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future, and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income.

D)	Financial instruments

Non-derivative financial assets

The Corporation initially recognizes trade and other receivables and deposits on the date that they originate. All other financial assets (including assets designated at fair value through profit or loss) are recognized initially on the trade date at which the Corporation becomes a party to the contractual provisions of the instrument.

The Corporation classifies non-derivative financial assets into the following categories: financial assets at fair value through profit or loss, held-to-maturity financial assets, loans and receivables, and available-for-sale financial assets.

The Corporation derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in such transferred financial assets that is created or retained by the Corporation is recognized as a separate asset or liability.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Corporation has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses. Loans and receivables comprise cash and cash equivalents, and trade and other receivables.

Cash and cash equivalents comprise cash balances with original maturities of three months or less. Bank overdrafts that are repayable on demand and form an integral part of HSE’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

Non-derivative financial liabilities

The Corporation initially recognizes debt securities issued and subordinated liabilities on the date that they are originated. All other financial liabilities (including liabilities designated at fair value through profit or loss) are recognized initially on the trade date at which the Corporation becomes a party to the contractual provisions of the instrument. The Corporation derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

The Corporation classifies non-derivative financial liabilities into the other financial liabilities category. These financial liabilities are recognized initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method. Other financial liabilities comprise trade and other payables, loans and borrowings, including long-term debt and finance lease obligations.

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares are recognized as a deduction from equity, net of any tax effects.

Convertible secured subordinated debentures

The component parts of the convertible secured subordinated debentures (“Debentures”) issued by the Corporation are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. At the date of issue, the fair value of the liability component was estimated using the prevailing market interest rate for similar non-convertible instruments. This amount is recorded as a liability on an amortized cost basis using the effective interest method until extinguished upon conversion or at the instrument’s maturity date.

The value of the conversion option (labeled Convertible debentures – equity component) was determined at issue date by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This conversion option is not subsequently re-measured, and has no deferred income tax impact. In addition, the conversion option will remain in equity until the conversion option is exercised, in which case the balance recognized in equity will be transferred to share capital. No gain or loss is recognized in the statement of earnings upon conversion or expiration of the conversion option. As such, a proportionate amount of any unamortized debt issue costs and accretion related to the Debentures converted into common shares is transferred to share capital on the conversion date. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

E) Property and equipment

Recognition and measurement

Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes any expenditure that is directly attributable to the acquisition of the asset. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. When identifiable components of a piece of property or equipment have different useful lives, each component is accounted for as a separate item for purposes of calculating depreciation and gains and losses on disposal.

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of property and equipment, and are recognized net within profit or loss.

Subsequent costs

The cost of replacing a part of an item of property and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Corporation, and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property and equipment (repair and maintenance) are recognized in the profit or loss as incurred.

Depreciation

Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each component of an item of property and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Items of property and equipment are depreciated from the date that they are installed and are ready for use. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Corporation will obtain ownership by the end of the lease term.

Depreciation is calculated using the straight-line method at rates calculated to write off the cost, less estimated residual value, of each asset over its expected useful life as follows:

Field equipment                                        3 – 20 years

Heavy duty vehicles and trailers                   5 – 20 years

Light duty vehicles                                                 4 years

Office and shop equipment                           3 – 15 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

F)	Intangible assets

Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date (which is regarded as their cost). Subsequent to initial recognition, intangible assets with finite useful lives acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses.

The useful lives of intangible assets are assessed to be either finite or indefinite. Amortization is charged to profit or loss on assets with finite lives. Amortization is recognized on a straight-line basis over their estimated useful lives. Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash-generating unit level. The annual review is also used to determine whether the indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis.

The amortization period for the principal categories of intangible assets are as follows:

Technical knowledge 10 years

Computer software 3 years

Customer relationships 3 – 12 years

Company name and non-compete 1 – 2 years

Intangible assets are derecognized on disposal, or when no future economic benefits are expected from their use. Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the profit or loss.

G)	Goodwill

Goodwill acquired in a business combination is initially measured at cost, being the excess of the cost of the business combination over the net fair value of the acquired identifiable assets, liabilities and contingent liabilities of the entity at the date of acquisition. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is not amortized but is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that such carrying value may be impaired. For the purpose of impairment testing, goodwill is allocated to each of the Corporation’s cash-generating units expected to benefit from the synergies of the combination. Any impairment is recognized immediately in profit or loss and is not subsequently reversed. On the subsequent disposal or termination of a previously acquired business, any remaining balance of associated goodwill is included in the determination of the profit or loss on disposal or termination.

H)	Leases

Leases are classified as either operating or finance, based on the substance of the transaction at inception of the lease. Classification is re-assessed if the terms of the lease are changed.

Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments under an operating lease (net of any incentives received from the lessor) are recognized in the profit or loss over the period of the lease.

Finance leases

Leases in which substantially all the risks and rewards of ownership are transferred to the Corporation are classified as finance leases. Assets meeting finance lease criteria are capitalized at the lower of the present value of the related lease payments or the fair value of the leased asset at the inception of the lease. Minimum lease payments are apportioned between the finance charge and the liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

I)	Inventories

Inventory consists of products held for sale to customers or for consumption in the rendering of services provided by the Corporation. Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in first-out principle, and includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition.

J)	Impairment of assets

Non-financial assets

The carrying amounts of the Corporation’s tangible and intangible assets, other than inventories and deferred tax assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, and for intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time. The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets, or groups of assets (the “cash-generating unit” or “CGU”). For the purposes of goodwill-impairment testing, goodwill acquired in a business combination is allocated to the CGU or group of CGUs that is expected to benefit from the synergies of the combination. This allocation is subject to an operating segment ceiling test and reflects the lowest level at which that goodwill is monitored for internal reporting purposes.

HSE’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit on a pro-rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Financial assets

Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

For certain categories of financial asset, such as trade receivables, assets that are assessed not to be impaired individually are, in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables includes the Corporation’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period of 60 days, as well as observable changes in national or local economic conditions that correlate with default on receivables.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

K)	Employee compensation

Short-term employee compensation

Short-term compensation including wages and salaries, employee benefits, short-term absences, and bonuses payable are measured on an undiscounted basis and are expensed as the related service is provided. The Corporation provides a capped Retirement Savings Plan (“RSP”) matching scheme for all of its full-time employees but does not provide its directors or employees with any other post-employment or long-term benefit plans.

Share-based compensation plans

The fair value determined at the grant date of the stock options  (equity-settled share-based compensation arrangements) to employees and others providing similar services is expensed with a corresponding increase in contributed surplus, over the vesting period, based on the Corporation’s estimate of common shares that will eventually vest. At the end of each reporting period, the Corporation revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to contributed surplus.

For deferred share units (cash-settled share-based compensation arrangements), a liability is recognized for the goods or services acquired, measured initially at the fair value of the liability. At the end of each reporting period until the liability is settled, and at the date of settlement, the fair value of the liability is re-measured, with any changes in fair value recognized in profit or loss for the year.

L)	Provisions

Provisions are recognized when the Corporation has a present legal or constructive obligation as a result of a past event, it is probable that the Corporation will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

Provisions are made for the anticipated settlement costs of legal or other disputes against the Corporation where an outflow of resources is considered probable and a reasonable estimate can be made of the likely outcome. No provision is made for other unasserted claims or where an obligation exists under a dispute but it is not possible to make a reasonable estimate of the amount, if any, of the obligation. Where a provision is recognized, the amount recognized is the present value of Management’s best estimate of the cash outflows required to settle the obligation, taking into account the related risks and uncertainties.  When there is virtual certainty that a portion of the amount required to settle a provision will be recovered from a third party and the amount of the recovery is reliably measurable, a separate receivable is recognized for the expected recovery.

Onerous contracts

Present obligations arising under onerous contracts are recognized and measured as provisions. An onerous contract is considered to exist where the Corporation has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. The onerous contract provision is re-measured at each reporting period, with changes being recognized in the Statement of Earnings.

M)	Contingencies

Material contingent liabilities are disclosed where there is a possible obligation unless the transfer of economic benefits is remote. Contingent assets are only disclosed if an inflow of economic benefits is probable.

N)	Revenue

The Corporation derives most of its revenue from the provision of services and the short-term rental of equipment. The Corporation’s services are generally sold based upon service orders or contracts with customers that include fixed or determinable prices based upon daily, hourly or job rates. Revenue is recognized when the service has been provided or goods are delivered, the rate is fixed or determinable, and the collection of the amounts billed to the customer is considered probable.

Customer contract terms do not include a provision for significant post-service delivery obligations.

O)	Income tax

Income tax expense comprises current and deferred tax.

Current tax

Current income tax payable is based on taxable income for the period. Taxable income differs from net earnings as reported in the consolidated statement of earnings as items of income or expense may be taxable or deductible in other years or may never be taxable or deductible. The Corporation’s liability for current tax is calculated by applying the Corporation’s best estimate of the weighted average tax rate for the full financial year for each tax jurisdiction, using rates that have been enacted or substantively enacted by the end of the reporting period, to the taxable income for that jurisdiction.

Deferred tax

Recognition

Deferred income tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable income. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable income will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable income nor the accounting profit.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures, except where the Corporation is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Measurement

Deferred income tax assets and liabilities are measured based on income tax rates and tax laws that are enacted or substantively enacted by the end of the reporting period and that are expected to apply in the years in which temporary differences are expected to be realized or settled. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Corporation expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Corporation intends to settle its current tax assets and liabilities on a net basis.

Current and deferred tax for the period

Current and deferred tax are recognized as an expense or income in profit or loss, except when they relate to items that are recognized outside profit or loss (whether in other comprehensive income or directly in equity), in which case the tax is also recognized outside profit or loss, or where they arise from the initial accounting for a business combination. In the case of a business combination, the tax effect is included in the accounting for the business combination.

P	Earnings per share

Basic per share amounts are calculated using the weighted average number of common shares outstanding during the year. Diluted per share amounts are calculated using the treasury stock method for stock options and the “if converted” method for debentures. Under the treasury stock method, the weighted average number of shares issued and outstanding during the year is adjusted by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the year, offset by the reduction in common shares that would be purchased with the exercise proceeds plus the related unamortized share-based compensation costs. Under the “if converted” method, the weighted average number of shares issued and outstanding during the year is adjusted by the number of common shares that would be issued if all debenture holders converted their debenture holdings to common shares at the earliest date which the debenture’s trust Indenture allows for conversion. Net earnings and other comprehensive income are adjusted to add back the after tax impact of interest and accretion expense related to the debentures. No adjustment is made to basic earnings per share if the result of the calculation would be anti-dilutive.

Q	Segment reporting

An operating segment is a unit of the Corporation that engages in business activities from which it may earn revenue and incur expenses, including revenue and expenses that relate to transactions with any of the Corporation’s other components. The results of all operating segments are reviewed regularly by the Corporation’s CEO to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. Segment results that are reported to the CEO include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly head office expenses and interest costs.

The Corporation’s reportable segments are Canada and the U.S.

R	Finance costs

Finance costs comprise interest expense on borrowings, finance lease interest, and unwinding of the discount on provisions.

Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest method.

Foreign currency gains and losses are reported on a net basis as either finance income or finance cost depending on whether foreign currency movements are in a net gain or net loss position.

S	New accounting standards and pronouncements not yet adopted

IFRS 9 – Financial Instruments

FRS 9 (2010) supersedes IFRS 9 (2009) and is effective for annual periods beginning on or after January 1, 2015, with early adoption permitted. For annual periods beginning before January 1, 2015, either IFRS 9 (2009) or IFRS 9 (2010) may be applied. The Corporation intends to adopt IFRS 9 (2010) in its consolidated financial statements for the annual period beginning on January 1, 2015. The extent of the impact of adoption of IFRS 9 (2010) has not yet been determined.

 IFRS 10 – Consolidated Financial Statements

As of January 1, 2013, the Corporation will be required to adopt IFRS 10 – Consolidated Financial Statements. The IASB has stated that the objective of this standard is to develop a single consolidation model applicable to all investees. Under this model, an investor consolidates an investee when it has power, exposure to viability in returns, and a linkage between the two. The extent of the impact of adoption of IFRS 10 has not yet been determined.

 IFRS 13 – Fair Value Measurement

As of January 1, 2013 the Corporation will be required to adopt IFRS 13 – Fair Value Measurement. This standard provides a single source of guidance on how fair value is measured and will be applied when fair value is required under other IFRSs. IFRS 13 provides a framework for determining fair value and clarifies factors to be considered, but does not establish standards pertaining to how valuations should be performed. The extent of the impact of adoption of IFRS 13 has not yet been determined.

NOTE 4 – DETERMINATION OF FAIR VALUES

A number of the Corporation’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

A)   Trade and other receivables

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. This fair value is determined for disclosure purposes.

B)   Non-derivative financial liabilities

Fair value, which is determined for disclosure purposes, is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. For finance leases the market rate of interest is determined by reference to similar lease agreements.

C)   Share-based payment transactions

(i)	Share options

The fair value of the employee share options and the share appreciation rights is measured using the Black-Scholes formula. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends, and the risk-free interest rate (based on government bonds). Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value.

(ii)	Deferred share units

The number of deferred share units issued at grant date is determined by dividing the director’s fees by the Corporation’s closing share price on the trading day immediately preceding the grant date. The units are revalued quarterly based on the Corporation’s share price on the last day of the quarter. Any changes in value are included as an increase or decrease in share-based compensation expense and accrued liabilities

NOTE 5 – ACQUISITION

On January 24, 2011, the Corporation acquired all of the outstanding common shares of Taylored Safety Services Inc. (“Taylored”). Consideration for the acquisition consisted of 1,137,532 Common Shares valued at $0.54, which was the closing price for the Corporation’s Common Shares on January 24, 2011. Taylored provides safety consulting, industrial health services and safety training to industry and is headquartered in Halifax, Nova Scotia. The Corporation acquired Taylored as part of its strategy to expand its safety consulting services across Canada. The results from operations are included in the Canada segment. The goodwill recognized in this acquisition relates to the expected synergies to be experienced from the integration of the business with existing Canadian operations. As part of the transaction, a significant shareholder of Taylored subsequently became an officer of the Corporation.

The final purchase allocation for the acquisition is as follows:

2011
Assets
Non-cash working capital	$53
Property and equipment	24
Intangible assets	250
Goodwill	380
707
Assumed liabilities
Income taxes payable	(14)
Long-term debt	(29)
Deferred tax liabilities	(64)
(107)
Net assets before cash position	600
Cash position	1
Net assets	601
Consideration
Common shares 1,137,532 shares at $0.54 (listed share price of the Corporation at January 24, 2011)	614
Purchase price adjustments recoverable	(13)
$601

For the period from January 24, 2011 to December 31, 2011 Taylored contributed revenue of $587 and pre-tax profit of $172 to the consolidated results.

NOTE 6 – CASH AND CASH EQUIVALENTS

	December 31, 2011	December 31, 2010	January 1, 2010
Cash and bank balances	$2,950	$1,479	$$601
Bank overdrafts used for cash management purposes	-	-	(141)
Cash and cash equivalents in the statement of cash flows	$2,950	$1,479	$460

NOTE 7 – TRADE RECEIVABLES

	December 31, 2011	December 31, 2010	January 1, 2010
Trade receivables	$22,676	$19,199	$17,416
Allowance for doubtful accounts	(350)	(1,100)	(1,260)
	$22,326	$18,099	$16,156

The Corporation’s exposure to credit and currency risks, and allowance for doubtful debts related to trade receivables is disclosed under Financial Instruments in note 21.

NOTE 8 – PREPAID EXPENSES AND OTHER RECEIVABLES

	December 31, 2011	December 31, 2010	January 1, 2010
Prepaid expenses	$1,203	1,127	1,011
Deposits	271	186	289
Other receivables	126	310	321
	1,600	$1,623	$1,621
Included in the financial statements under:
Non-current assets – other receivables	220	129	207
Current assets	1,380	1,494	1,414
	$1,600	$1,623	$1,621

The Corporation’s exposure to credit and currency risks, and allowance for doubtful debts related to prepaid expenses and other receivables is disclosed in note 21.

NOTE 9 – PROPERTY AND EQUIPMENT

	Field equipment	Heavy duty vehicles and trailers	Light duty vehicles	Office and shop equipment	Total
Cost
Balance at January 1, 2011	$29,865	$20,517	$14,261	$8,888	$73,531
Additions during the year	2,583	1,055	4,276	208	8,122
Disposals during the year	(55)	(402)	(1,598)	(174)	(2,229)
Additions due to acquisitions	20	–	–	4	24
Effect of movements in foreign exchange	53	70	18	3	144
Balance at December 31, 2011	32,466	21,240	16,957	8,929	79,592
Accumulated depreciation and impairment losses
Balance at January 1, 2011	20,636	12,709	8,217	6,865	48,427
Depreciation during the year	2,041	1,224	1,073	546	4,884
Disposals during the year	(37)	(363)	(1,119)	(155)	(1,674)
Effect of movements in foreign exchange	16	12	2	–	30
Balance at December 31, 2011	22,656	13,582	8,173	7,256	51,667
Net book value December 31, 2011	$9,810	$7,658	$8,784	$1,673	$27,925
Cost
Balance at January 1, 2010	$28,637	$25,132	$15,379	$9,209	$78,357
Additions during the year	1,430	538	199	339	2,506
Disposals during the year	(158)	(5,089)	(1,300)	(657)	(7,204)
Effect of movements in foreign exchange	(44)	(64)	(17)	(3)	(128)
Balance at December 31, 2010	29,865	20,517	14,261	8,888	73,531
Accumulated depreciation and impairment losses
Balance at January 1, 2010	18,831	16,400	7,347	6,606	49,184
Depreciation during the year	1,924	1,238	1,744	814	5,720
Disposals during the year	(110)	(4,916)	(855)	(554)	(6,435)
Effect of movements in foreign exchange	(9)	(13)	(19)	(1)	(42)
Balance at December 31, 2010	20,636	12,709	8,217	6,865	48,427
Net book value December 31, 2010	9,229	7,808	6,044	2,023	25,104
Net book value January 1, 2010	$9,806	$8,732	$8,032	$2,603	$29,173
Leased property and equipment

The Corporation leases light duty vehicles and other equipment under a number of finance lease agreements. The net carrying amount of these leases is recorded as light duty vehicles and included in property and equipment are as follows:

	December 31, 2011	December 31, 2010	January 1, 2010
Cost	$15,277	$12,304	$13,480
Less: accumulated amortization	6,525	6,041	4,937
Net book value	$8,752	$6,263	$8,543

NOTE 10 – INTANGIBLE ASSETS AND GOODWILL

	Company name and non-compete	Computer software	Technical knowledge	Customer relationships	Total
Cost
Balance at January 1, 2011	$–	$–	$104	$5,580	$5,684
Additions	12	34	–	238	284
Balance at December 31, 2011	12	34	104	5,818	5,968
Accumulated amortization
Balance at January 1, 2011	–	–	63	3,489	3,552
Amortization expense	8	3	9	472	492
Balance at December 31, 2011	8	3	72	3,961	4,044
Net book value at December 31, 2011	$4	$31	$32	$1,857	$1,924
			Technical knowledge	Customer relationships	Total
Cost
Balance at January 1, 2010			$104	$5,580	$5,684
Additions			–	–	–
Balance at December 31, 2010			104	5,580	5,684
Accumulated amortization
Balance at January 1, 2010			55	3,085	3,140
Amortization expense			8	404	412
Balance at December 31, 2010			63	3,489	3,552
Net book value at December 31, 2010			$41	$2,091	$2,132
Net book value at January 1, 2010			$49	$2,495	$2,544

Impairment testing for cash-generating units containing goodwill

For the purpose of impairment testing, goodwill is allocated to the group’s business units that represent the lowest level within the group at which the goodwill is monitored for internal management purposes, which is not higher than the group’s operating segments. Goodwill recognized on the purchase of Taylored Safety Services Inc. (see note 5) has been allocated to the Canada CGU.

 The aggregate carrying amounts of goodwill allocated to each unit are as follows:

	December 31, 2011	December 31, 2010	January 1, 2010
CGU
Canada	$380	$–	$–
United States	–	–	–
Total Goodwill	$380	$–	$–

At December 31, 2011 (the "Valuation Date") HSE Integrated Ltd. performed its annual impairment tests for goodwill and concluded that there was no impairment of goodwill in the Canada CGU as the recoverable amount for the CGU exceeded the carrying amount. Recognition of any impairment of goodwill would be recognized as an expense and reduce equity and net income but would not impact cash flows.

The business-plan revenue was projected using the same rate of growth experienced in 2011, reflecting current trading conditions. The anticipated annual-revenue growth included in the cash flow projections for the years 2013 to 2016 has been based on average growth levels experienced in the three years prior to 2009, reflecting an expectation of modest recovery in the economy at the during 2012.

A post-tax discount rate of 14.5% was applied in determining the recoverable amount of the unit. The discount rate was estimated based on past experience, and industry average weighted average cost of capital, which was based on a debt weighting of 27% at a market interest rate of 5%.

The values assigned to the key assumptions represent management’s assessment of future trends in the service industry and are based on both external sources and internal sources (historical data).

NOTE 11 – TRADE AND OTHER PAYABLES

	December 31, 2011	December 31, 2010	January 1, 2010
Trade payables	2,656	3,220	2,164
Non-trade payables and accrued expenses	4,202	2,617	2,418
	$6,858	$5,837	$4,582

The Corporation’s exposure to currency and liquidity risk related to trade and other payables is disclosed in note 21.

NOTE 12 – PROVISIONS

	Accrued consideration on past acquisition	Termination benefits	Onerous contracts	Total
Balance at January 1, 2011	$–	$–	$2,013	$2,013
Additions	–	345	–	345
Reduction during period	–	(57)	(212)	(269)
Change due to sublease	–	–	(1,015)	(1,015)
Balance at December 31, 2011	–	288	786	1,074
Balance at December 31, 2011
Current liabilities	–	171	92	263
Non-current liabilities	–	117	694	811
	$–	$288	$786	$1,074
Balance at January 1, 2010	$810	$–	$2,278	$3,088
Reduction during year	(810)	–	(265)	(1,075)
Balance at December 31, 2010	–	–	2,013	2,013
Balance at December 31, 2010
Current liabilities	–	–	212	212
Non-current liabilities	–	–	1,801	1,801
	–	–	2,013	2,013
Balance at January 1, 2010
Current liabilities	–	–	265	265
Non-current liabilities	810	–	2,013	2,823
	$810	$–	$2,278	$3,088

Onerous contracts

The provision for onerous lease contracts represents the present value of the future lease payments that the Corporation is presently obligated to make under non-cancellable onerous operating lease contracts, less revenue expected to be earned on the lease, including estimated future sublease revenue, where applicable. The estimate may vary as a result of changes in the utilization of the leased premises and sublease arrangements where applicable. The unexpired terms of the leases range from two to eight years.

In November 2011, a sublease arrangement was negotiated on a previously vacant building leased by the Corporation. This resulted in a reduction of the onerous contract liability of $1,015 which was credited to profit and loss.

Termination benefits

The Corporation recognized a liability for termination benefits of $345 on the transition between CEOs in August 2011. The benefit is payable monthly over a two-year term and expires August 31, 2013.

Contingent consideration

The accrued consideration on a share purchase acquisition of $810 was derecognized at December 31, 2010. The derecognition has been recorded as a separate line on the Consolidated Statements of Earnings and Consolidated Statements of Cash Flows as all goodwill from the purchase was derecognized in prior periods.

NOTE 13 – LOANS AND BORROWINGS

This note provides information about the contractual terms of the Corporation’s interest-bearing loans and borrowings, which are measured at amortized cost. For more information about the Corporation’s exposure to interest rate, foreign currency and liquidity risk, see note 21.

	Note	December 31, 2011	December 31, 2010	January 1, 2010
Current liabilities:
Non-revolving term facility	A	$1,304	$1,304	$5,300
Unamortized debt issue costs	A	–	–	(103)
Equipment financing contracts		–	–	25
Finance lease liabilities	C	2,068	2,156	2,833
		$3,372	$3,460	$8,055
Non-current liabilities:
Non-revolving term facility	A	1,739	3,043	–
Unamortized debt issue costs	A	(125)	(124)	–
Convertible debentures	B	1,845	1,704	–
Unamortized debt issue costs	B	(57)	(76)	–
Equipment financing contracts		–	–	8
Finance lease liabilities	C	2,806	1,031	3,048
		$6,208	$5,578	$3,056
Total loans and borrowings		$9,580	$9,038	$11,111

Terms and debt repayment schedule

Terms and conditions of outstanding loans were as follows:

					December 31, 2011		December 31, 2010		January 1, 2010
	Note	Currency	Nominal interest rate	Year of maturity	Face value	Carrying amount	Face value	Carrying amount	Face value	Carrying amount
Non-revolving term facility	A	CAD	Prime + 1.75%	2014	$3,043	$2,918	$4,347	$4,223	$5,300	$5,197
Convertible debentures	B	CAD	10.0%	2014	2,000	1,788	1,925	1,628	–	–
Equipment financing contracts		CAD	4.50%	2010	–	–	–	–	33	33
Finance lease liabilities		CAD	2.58% - 7.35%	2010 - 2015	4,590	4,245	3,132	2,967	6,162	5,729
Finance lease liabilities		USD	3.25% - 5.56%	2010 - 2015	682	629	237	220	166	152
Total finance lease liabilities	C				5,272	4,874	3,369	3,187	6,328	5,881
Total interest-bearing liabilities					$10,315	$9,580	$9,641	$9,038	$11,661	$11,111

A)   Non-revolving term facility and revolving operating loan facility

On April 27, 2010 the Corporation entered into a $15,000 credit facility with a regional financial institution. The facility consists of a $10,000 revolving operating loan facility for general operating purposes and a $5,000 non-revolving reducing-term loan facility.

The $5,000 non-revolving term facility is repayable in monthly payments of $109 starting July 1, 2010. The facility is payable in full 48 months after initial drawdown. The operating facility is renewable annually and is margined to accounts receivable. Both facilities bear interest at prime plus a fixed percentage. A standby fee is also required on any unused portion of the operating facility. Both facilities are subject to certain covenants including a working capital covenant, a debt to equity covenant, a fixed charge coverage ratio and other positive and negative covenants. The facilities are collateralized under a general security agreement that includes accounts receivable, inventory, prepaid expenses and other receivables, property and equipment and intangible assets.

On November 10, 2011 the Corporation signed a revised letter of commitment that provided an additional $3,000 non-revolving reducing term facility to finance the purchase of certain safety services assets from Flint Energy Services Ltd. (see note 28). As at December 31, 2011, the amount drawn under this facility was $ nil.

Deferred financing costs associated with the financing facilities have been shown as a reduction of the carrying value of the long-term debt and are being amortized over the term of the debt using the effective interest rate method.

B)  Convertible debentures

On November 9, 2010, HSE announced the issue of up to $2,000 in subordinated secured convertible debentures (the “Debentures”). The Debentures mature on January 15, 2014 and bear interest at 10.0% per annum, payable quarterly in arrears on April 15, July 15, October 15, and January 15 in each year beginning April 15, 2011. The component parts of the convertible secured subordinated debentures (“Debentures”) issued by the Corporation are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

On December 21, 2010, HSE completed the first closing with total proceeds of $1,925. On January 18, 2011, HSE completed the final closing with proceeds of an additional $75.

Provision for conversion

The Debentures are convertible at the holder’s option into common shares of the Corporation at a conversion price of $0.50 per share (the “Conversion Price”) at any time prior to the close of business on the earlier of the business day prior to the maturity date and the business day immediately preceding the date fixed for redemption of the Debentures, subject to adjustments in certain events including dividend protection for the declaration of dividends outside of the normal course. Holders converting their Debentures will receive accrued and unpaid interest thereon to the date of conversion. The ability to convert the Debentures would cease immediately prior to a “Change of Control” as defined in the offering document.

Provision for redemption

The Debentures will not be redeemable before January 15, 2012 except in the event of the satisfaction of certain conditions after a Change of Control has occurred. On or after January 15, 2012 and prior to January 15, 2013, provided that the current market price (as calculated pursuant to the indenture) of the shares is at least 133% of the conversion price, the Debentures may be redeemed at the option of the Corporation in whole or in part from time to time at a redemption price equal to their principal amount plus accrued and unpaid interest thereon up to (but excluding) the redemption date. On or after January 15, 2013 and prior to the maturity date, the Debentures may be redeemed at the option of the Corporation in whole or in part from time to time at a redemption price equal to 105% of their principal amount plus accrued and unpaid interest thereon up to (but excluding) the redemption date. If HSE wishes to redeem any Debentures, it must provide not more than 60 or fewer than 40 days prior notice of redemption.

 Notwithstanding the foregoing, in the event of a Change of Control, the Debentures will be redeemable at the Corporation’s option, in whole or in part, at a price equal to 125% of the principal amount thereof plus accrued and unpaid interest for the first two years; thereafter, this amount will decline by 1.5% per month.

C)   Finance lease liabilities

Finance lease liabilities are payable as follows:

	December 31, 2011			December 31, 2010			January 1, 2010
	Future minimum lease payments	Interest	Present value of minimum lease payments	Future minimum lease payments	Interest	Present value of minimum lease payments	Future minimum lease payments	Interest	Present value of minimum lease payments
Less than 1 year	$ 2,262	$ 194	$ 2,068	$ 2,296	$ 140	$ 2,156	$ 3,111	$ 278	$ 2,833
1 to 5 years	3,010	204	2,806	1,073	42	1,031	3,217	169	3,048
	$ 5,272	$ 398	$ 4,874	$ 3,369	$ 182	$ 3,187	$ 6,328	$ 447	$ 5,881

Leasing arrangements

Finance leases relate to vehicles and equipment with lease terms ranging from 3 to 5 years. The Corporation’s obligations under finance leases are secured by the lessors’ title to the leased assets.

The applicable interest rate on these finance leases is between 2.58% and 7.35%.

NOTE 14 – INCOME TAXES

A)   Income tax expense

	December 31, 2011	December 31, 2010
Current tax expense
Current period	$1,097	$423
Adjustments for prior periods	–	–
	1,097	423
Deferred tax expense (recovery)
Origination and reversal of temporary differences	$1,090	$(376)
Reduction in tax rate	23	(71)
Recognition of previously unrecognized tax losses	(661)	–
	452	(447)
Total income tax expense (recovery)	$1,549	(24)

 Income tax recognized in other comprehensive income

	Before tax 2011	Tax (expense) benefit 2011	Net of tax 2011	Before tax 2010	Tax (expense) benefit 2010	Net of tax 2010
Foreign currency translation differences for foreign operations	$ 124	$ (30)	$ 94	$ (115)	$ 23	$ (92)

Reconciliation of effective tax rate

Total income tax expense (recovery) is different from the amount computed by applying the combined Canadian Federal and Provincial rates of 26.96% (2010: 28.00%) to earnings before income tax. The reasons for the difference are as follows:

	2011	2010
Net earnings for the year	$6,010	$439
Total income tax expense (recovery)	1,549	(24)
Earnings before income tax	7,559	415
Income tax using the Corporation’s domestic tax rate	2,038	116
Effect of tax rates in foreign jurisdictions	75	141
Change in tax rate	(8)	(183)
Non-deductible expenses	121	123
Non-taxable gain	–	(227)
Recognition of previously unrecognized tax losses	(661)	–
Other	(16)	6
	$1,549	$(24)

B)   Deferred tax assets and liabilities

Unrecognized deferred tax assets

Deferred tax assets have not been recognized in respect of the following items:

	December 31, 2011	December 31, 2010
Tax losses	$–	$661

The tax losses expire between 2028 and 2031. Deferred tax assets were not recognized in 2010 in respect of these items because it was not probable at that time that future taxable profits would be available against which the Corporation could utilize the benefits.

In 2011, $661 of previously unrecognized tax losses in the United States were recognized as management considered it probable that future taxable profits will be available against which they can be utilized. Management revised its estimates as a result of changes in operating results starting in the third quarter of 2010. From that point, the subsidiary has earned income. There was not sufficient certainty at December 31, 2010, but continued and increasing operating profits throughout 2011 suggested the estimate of future profitably had changed. The amount has been recognized as a deferred tax asset on the balance sheet with a corresponding increase in the subsidiary’s results from operating activities.

Recognized deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	2011	2010	2011	2010	2011	2010
Canada
Property, plant and equipment	$–	$–	$3,556	$3,206	$ (3,556)	$ (3,206)
Intangible assets	–	–	312	356	(312)	(356)
Loans and borrowings	1,104	866	39		1,065	866
Share-based payment transactions	50	12	–	–	50	12
Provisions	272	518	–	–	272	518
Other items	20	43	–	–	20	43
Tax loss carry-forwards	–	421	–	–	–	421
Tax assets (liabilities)	1,446	1,860	3,907	3,562	(2,461)	(1,702)
USA
Property, plant and equipment	–	–	1,141	4	(1,141)	(4)
Loans and borrowings	250	–	–	–	250	–
Other items	–	–	–	–	–	–
Tax loss carry-forwards	1,100	–	–	–	1,100	–
Tax assets (liabilities)	$ 1,350	$ –	$ 1,141	$ 4	$ 209	$ (4)

Movement in temporary differences during the year

	Balance January 1, 2010	Recognized in the income statement	Recognized in other comprehensive income	Balance December 31, 2010	Recognized in the income statement	Recognized in other comprehensive income	Acquired in business combination (note 5)	Balance December 31, 2011
CANADA
Property, plant and equipment	$ (3,917)	$ 711	$ –	$ (3,206)	$ (350)	$ –	$ –	$ (3,556)
Intangible assets	(448)	92	–	(356)	108	–	(64)	(312)
Loans and borrowings	1,559	(693)	–	866	199	–	–	1,065
Share-based payment transactions	19	(7)	–	12	38	–	–	50
Provisions	584	(66)	–	518	(246)	–	–	272
Other items	25	(5)	23	43	7	(30)	–	20
Tax loss carry-forwards	–	421	–	421	(421)	–	–	–
Tax assets (liabilities)	(2,178)	453	23	(1,702)	(665)	(30)	(64)	(2,461)
USA
Property, plant and equipment	2	(6)	–	(4)	(1,137)	–	–	(1,141)
Loans and borrowings	–	–	–	–	250	–	–	250
Tax loss carry-forwards	–	–	–	–	1,100	–	–	1,100
Tax assets (liabilities)	2	(6)	–	(4)	213	–	–	209
NET TAX ASSETS (LIABILITIES)	$ (2,176)	$ 447	$ 23	$ (1,706)	$ (452)	$ (30)	$ (64)	$ (2,252)

NOTE 15 – SHARE CAPITAL

	Number of common shares (in thousands)	Share capital
Balance at January 1, 2010 and December 31, 2010	37,576	$60,040
Issued for business combination (note 5)	1,137	614
Balance at December 31, 2011	38,713	$60,654

Authorized and issued share capital

An unlimited number of common shares have been authorized without par value. An unlimited number of preferred shares have been authorized, issuable in series.

NOTE 16 – SHARE-BASED COMPENSATION

A)   Stock options

Pursuant to the stock option plan, a maximum of 10% of the issued and outstanding common shares of the Corporation are reserved from time to time for issue to eligible participants. The directors determine option prices and vesting terms at the time of granting at an exercise price based on the volume weighted average price for the five trading days immediately preceding the grant date. The term of options granted does not exceed five years.

At December 31, 2011, the Corporation had options outstanding to issue 2,167,000 shares (December 31, 2010: 2,279,165) at a weighted average price of $0.71 per share (December 31, 2010: $1.24). Of these options, 1,104,446 were exercisable (December 31, 2010: 1,154,479).

The inputs used in the measurement of the fair values at grant date are the following:

	December 31, 2011	December 31, 2010
Vesting period (years)	3	3
Forfeiture rate	15%	15%
Risk-free interest rate (based on government bonds)	2.11%	2.20%
Expected life (years) (expected weighted average life)	5	5
Expected price volatility (weighted average volatility)	113%	100%
Dividend yield	0%	0%

The weighted average fair value of options issued in 2011 was $0.39 (2010: $0.35).

Information about outstanding stock options is as follows:

	Year ended December 31, 2011		Year ended December 31, 2010
	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding, beginning of year	2,279,165	$1.24	2,375,333	$1.56
Granted	500,000	0.52	890,000	0.49
Exercised	-	-	-	-
Forfeited	(612,165)	2.53	(986,168)	0.76
Outstanding, end of year	2,167,000	$0.71	2,279,165	$1.24
Exercisable at end of year	1,104,446	$0.92	1,154,479	$1.96

The following table summarizes information about stock options outstanding at:

	December 31, 2011
Options Outstanding	Exercise Prices ($)	Weighted Average Remaining Life in Years	Number Exercisable
1,055,000	0.36 – 0.50	3.0	477,446
840,000	0.51 – 1.00	3.1	355,000
272,000	1.51 – 2.00	0.2	272,000
2,167,000	0.71	2.7	1,104,446
	December 31, 2010
Options Outstanding	Exercise Prices ($)	Weighted Average Remaining Life in Years	Number Exercisable
1,509,165	0.25 – 1.19	3.6	385,812
342,000	1.20 – 2.14	1.1	340,667
58,000	2.15 – 3.09	0.6	58,000
370,000	3.10 – 4.04	0.3	370,000
2,279,165	1.24	2.6	1,154,479

B)   Deferred share unit plan (cash settled)

Expense related to the deferred share units recognized during 2011 was $150 (2010: ($21)). For the year 2010 and up to August 11, 2011, the majority of directors’ retainers and meeting fees were paid with deferred share units (“DSUs”). After August 11, 2011, all directors’ retainers and meeting fees are being paid in cash except for an annual grant for non-executive directors as provided in the original DSU plan.

The number of deferred share units is as follows:

Deferred Share Units	December 31, 2011	December 31, 2010
Outstanding, beginning of year	257,028	195,442
Granted	102,241	204,424
Redeemed	(56,230)	(142,838)
Outstanding, end of year	303,039	257,028

NOTE 17 – NON-CONTROLLING INTEREST

	December 31, 2011	December 31, 2010
Balance at beginning of year	-	-
Share of profit for the year	152	9
Effect of movements in foreign exchange	12	(9)
Balance at end of year	$164	$-

NOTE 18 – EXPENSES BY NATURE

	December 31, 2011		December 31,2010
	Direct operating expenses	Selling, general and administrative	Direct operating expenses	Selling, general and administrative
Salaries, wages and benefits	$48,686	$6,033	$43,237	$4,347
Other personnel costs	814	294	673	151
Total employee costs	49,500	6,327	43,910	4,498
Travel and accommodation costs	6,582	378	5,379	278
Property rent and operating costs	4,143	484	3,584	562
Vehicle lease and operating costs	3,409	19	2,540	(193)
Materials	2,227	–	2,511	–
Subcontractors	2,004	608	2,153	277
Repairs and maintenance	2,345	13	2,055	9
Equipment rentals and supplies	2,210	7	2,294	29
Office and administration costs	534	849	725	764
Communication costs	857	115	936	116
Professional fees	172	785	110	1,254
Insurance	874	35	766	41
Advertising	346	331	338	301
	$75,203	$9,951	$67,301	$7,936

NOTE 19 – FINANCE COSTS

	December 31, 2011	December 31, 2010
Interest on operating loan facility and standby charges	$47	$97
Interest on term facility	156	180
Interest on obligations under finance leases	209	294
Interest, accretion interest on convertible debentures	273	21
Amortization of deferred financing costs	73	123
Unwind of discount on provision	13	42
Foreign currency (loss)	(1)	(3)
Net finance costs recognized in earnings	770	754
Interest paid	$599	$616

NOTE 20 – Earnings Per Share

A)   Basic earnings per share

Basic earnings per share is calculated as follows:

	2011	2010
Earnings attributable to common shareholders	$5,858	$430
Issued common shares, beginning of period (thousands)	37,576	37,576
Weighted average common shares issued on acquisition	1,063	-
Weighted average number of common shares, issued and outstanding	38,639	37,576
Basic earnings per share	$0.15	$0.01

B)   Diluted earnings per share

In calculating diluted earnings per share, basic earnings per share was adjusted as follows:

	2011	2010
Net earnings	$5,858	$430
Effect of finance costs from conversion of convertible debenture (net of tax)	140	-
Adjusted net earnings	$5,998	$430
Weighted average number of common shares – Basic (thousands)	38,639	37,576
Effect of “in-the-money” stock options	138	-
Effect of conversion of convertible debentures	4,000	–
Weighted average number of common shares at end of period – (Diluted thousands)	42,777	37,576
Fully diluted earnings per share	$0.14	$0.01

NOTE 21 – FINANCIAL INSTRUMENTS

Overview

The Corporation is exposed to credit risk, liquidity risk and market risk from its use of financial instruments:

Financial risk management

The Board of Directors has overall responsibility for the establishment and oversight of the Corporation’s risk management framework. The Board, through its committees, oversees how management monitors compliance with the Corporation’s risk management practices and reviews the adequacy of the risk management framework in relation to the risks faced by the Corporation. The Corporation’s risk management policies and procedures are established to identify and analyze the risks faced by the Corporation, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. The Audit Committee reports regularly to the Board of Directors on its activities.

The Corporation’s risk management policies are established to identify and analyze the risks faced by the Corporation, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Corporation’s activities. The Corporation, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

Categories of financial instruments

	Note	December 31, 2011	December 31, 2010	January 1, 2010
Financial assets
Cash and cash equivalents	6	$2,950	$1,479	$460
Loans and receivables
Trade receivables	7	22,326	18,099	16,156
Deposits	8	271	186	289
Other receivables	8	126	310	321
		$25,673	$20,074	$17,226
Financial liabilities
Trade and other payables	11	6,858	5,837	4,582
Non-revolving term facility	13	2,918	4,223	5,917
Convertible debenture	13	1,788	1,628	-
Equipment financing contracts	13	-	-	33
Finance lease liabilities	13	4,874	3,187	5,881
		$16,438	$14,875	$16,413
Credit risk

Credit risk is the risk of financial loss to the Corporation if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Corporation’s receivables from customers.

Trade receivables

The Corporation’s accounts receivable are due from customers in a variety of industries including a significant proportion with customers operating in the energy and manufacturing industries. The ability of customers within the energy industry to pay the Corporation is partially affected by fluctuations in the price they receive for various hydrocarbon products. The maximum credit exposure associated with trade accounts receivable is the carrying value.

The Corporation follows a credit policy under which the Corporation reviews each new customer individually for credit worthiness before the Corporation’s standard payment and delivery terms and conditions are offered. The Corporation’s review includes external ratings, where available, and trade references. Customers that fail to meet the Corporation’s credit worthiness criteria may transact with the Corporation only on a prepayment basis. On an ongoing basis, the Corporation also reviews the payment patterns of its existing customers and the customers’ continued credit worthiness.

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Corporation’s best estimate of the amount of probable credit losses in the Corporation’s existing accounts receivable. The Corporation determines the allowance by reviewing individual accounts past due for collectability and by considering historical write-off experience, and overall account aging. The Corporation reviews its allowance for doubtful accounts on an ongoing basis, but at least monthly.

Trade receivables disclosed above are classified as loans and receivables and are therefore measured at amortized cost. Due to the short-term nature of these items, fair value approximates carrying value.

A)	Exposure to credit risk

The maximum exposure to credit risk for loans and receivables at the reporting date by geographic region was:

	December 31, 2011	December 31, 2010	January 1, 2010
Canada	$20,298	$16,470	$15,673
United States of America	2,028	1,629	483
	$22,326	$18,099	$16,156

Major customer

For the years ended December 31, 2011 and 2010, one customer provided more than 10% of the Corporation’s revenue. Sales to this customer during 2011 amounted to $10,300 (2010: $8,476) related to ongoing long-term energy-related projects located entirely in Canada. Of the revenue amounts, $967 (2010: $1,510) were included in accounts receivable at the respective year ends.

B)	Impairment losses and allowances

The movement in the allowance for impairment (provision) in respect of trade receivables during the year was:

	December 31, 2011	December 31, 2010
Balance at January 1	$1,100	$1,260
Bad debt provision	467	258
Recoveries	(447)	(244)
Write-offs	(770)	(174)
Balance at December 31	$350	$1,100

During the year certain customer balances totaling $641 were written off that were allowed for in prior years.

The aging of trade receivables at the reporting date was:

	Gross Dec. 31, 2011	Allowance Dec. 31 2011	Gross Dec. 31, 2010	Allowance Dec. 31, 2010	Gross Jan. 1, 2010	Allowance Jan. 1, 2010
0-30 days from invoice date (current)	$12,411	$-	$10,962	$-	$7,938	$-
31-60 days from invoice date	6,839	-	4,764	-	5,135	3
61-120 days from invoice date	1,894	31	2,493	120	3,433	347
More than 120 days from invoice date	1,532	319	980	980	910	910
Total	$22,676	$350	$19,199	$1,100	$17,416	$1,260

Subsequent to year end, payment in full was received from one customer owing $1,236 aged over 120 days.

Changes in collection estimates can affect the allowance recognized for trade and other receivables. For example, to the extent that the net present value of the estimated cash flows differs by ±1% (plus/minus 1%), net trade and other receivables as at December 31, 2011 would be $223 higher/lower (2010: $181; January 1, 2010: $162).

Liquidity risk

Liquidity risk is the risk that the Corporation will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Corporation’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due and to fund future investing activities, under both normal and stressed conditions (without incurring unacceptable losses or risking damage to the Corporation’s reputation).

The Corporation generally relies on operating cash flow to provide liquidity to meet its financial obligations. This excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. In addition, the Corporation maintains an $18.0 million credit facility with a regional financial institution consisting of the following:

•	$10.0 million operating revolving loan facility for general operating purposes. This operating revolving loan facility is renewable annually and is margined to accounts receivable.

•	$5.0 million non-revolving term facility is repayable in monthly payments of $109 starting July 1, 2010. The facility is payable in full 48 months after initial drawdown.

•
$3.0 million non-revolving reducing-term facility to finance the purchase of certain safety services assets from Flint Energy Services Ltd. (see note 28). As at December 31, 2011, the amount drawn under this facility was $nil.

The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting arrangements.

December 31, 2011	Less than 1 year	1 – 2 years	2 – 3 years	3 – 5 years
Non-derivative financial liabilities
Secured bank loans	$1,421	$1,359	$439	-
Convertible debentures	200	200	2,000	-
Finance lease liabilities	2,262	1,315	980	715
Trade and other payables	6,858	-	-	-
	$10,741	$2,874	$3,419	$715
December 31, 2010	Less than 1 year	1 – 2 years	2 – 3 years	3 – 5 years
Non-derivative financial liabilities
Secured bank loans	$1,482	$1,421	$1,359	$439
Convertible debentures	200	200	200	2,000
Finance lease liabilities	2,296	1,005	60	7
Trade and other payables	5,837	-	-	-
	$9,815	$2,626	$1,619	$2,446

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices, will affect the Corporation’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

Currency risk

HSE is exposed to currency risk on U.S. dollar denominated financial assets and liabilities. The Corporation adjusts the reported amounts of foreign currency denominated financial assets and liabilities to their Canadian-dollar equivalent at each balance sheet date. For amounts held directly by the Corporation, any related foreign exchange gains and/or losses are recognized in the consolidated statement of income. For amounts held by the Corporation’s foreign operations, the amount is included in other comprehensive income. At December 31, 2011 and 2010, the extent of this exposure was not material.

Interest rate risk

HSE is exposed to interest rate risk on its prime-based bank facilities. Based on amounts outstanding at December 31, 2011, a 1% increase in the average prime interest rate for the year would cost the Corporation $24 (2010: $37) annually in additional interest expense.

Fair values

A)	Fair values versus carrying amounts

The fair values of cash and cash equivalents, loans and receivables, trade payables and accruals approximate their carrying amounts due to the short-term nature of these instruments. The fair value of long term debt is outlined below.

	December 31, 2011		December 31, 2010		January 1, 21010
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Long-term debt
Non-revolving term facility	$2,918	$2,918	$4,223	$4,223	$5,197	$5,197
Finance lease liabilities	4,874	4,844	3,187	3,100	5,881	5,538
Convertible debentures –debt portion	1,788	1,681	1,628	1,628	-	-
	$9,580	$9,443	$9,038	$8,951	$11,078	$10,735

B)	Interest rates used for determining fair value

The interest rates used to discount estimated cash flows, when applicable, are determined based on either recent quoted market prices for similar instruments, or current market rates offered to the Corporation for similar terms.

	December 31, 2011	December 31, 2010	January 1, 2010
Finance lease liabilities	3.88%	4.38%	4.08%
Convertible debentures	7%	10%	-

Capital management

Management’s policy is to maintain an appropriate capital base that allows the Corporation to maintain investor, creditor, and market confidence and to sustain future development of the business. The Corporation seeks to manage its capital structure to ensure that it has the financial capacity and liquidity to fund its operating and investment activities. The Corporation generally relies on operating cash flows to fund capital expenditures, but may occasionally need to use external sources to facilitate acquisition or expansionary activities.

To ensure that the Corporation maintains an appropriate balance between long-term debt and shareholders’ equity, it monitors the ratio of long-term debt to total capital. As at December 31, 2011 and 2010, these ratios were:

	December 31 2011	December 31 2010	January 1 2010
Bank debt	$2,918	$4,223	$5,197
Convertible debentures – debt component	1,788	1,628	-
Equipment financing contracts	–	–	33
Finance Leases	4,874	3,187	5,881
	9,580	9,038	11,111
Shareholders’ equity	36,852	30,075	29,522
Convertible debentures – equity component	229	221	-
Total capitalization	37,081	30,296	29,522
Long-term debt to total capitalization ratio	$0.26	$0.30	$0.38

The Corporation is subject to various financial covenants (note 13) associated with its existing debt facility. These covenants are monitored on a regular basis and controls are in place to maintain ongoing compliance with these covenants. The Corporation was in compliance with all debt covenants at December 31, 2011 and 2010.

There were no changes to the Corporation’s approach to capital management during the period.

NOTE 22 – OPERATING SEGMENTS

The Corporation operates in two main geographic areas: Canada and the United States (U.S.). Each geographic area has a President or Chief Operating Officer (COO) responsible for the operations and strategy of his area’s business. Personnel working within a particular region report to the President or COO, and the President or COO reports to the Chief Executive Officer. Many of the Corporation’s services are inter-dependent since they are bundled and sold to its customers in various combinations.

HSE provides a comprehensive and integrated suite of health, safety and environmental monitoring services to protect workers, assets and the community in the most cost-effective manner possible. It provides these services by providing people and assets to meet the needs of its customers. These people and assets are inter-dependent and moved between locations on a national basis, and are not site-specific or customer-specific. The Corporation tracks revenue, but not expenses or resources based on the industry within which the customer operates. The same property and equipment and employees serve customers in both industry categories. Decisions are made by the Corporation to allocate resources based on the geographic segment and not by industry.

Within each geographic segment, the Corporation uses common resources to provide services to a variety of customer industries. The Corporation groups these customer industries into two categories. “Oilfield” services are provided to customers in the conventional upstream, or “wellhead”, sector of the oil and gas industry. “Industrial” services are provided to customers in a variety of other industries including: non-conventional upstream oil development and production (including oilsands extraction); oil and gas processing; petrochemicals; pulp and paper; utilities; power generation; and manufacturing. It also includes worker safety training and safety management services.

Information regarding the results of each reportable segment is as follows. Performance is measured based on segment EBITDA, as included in the internal management reports that are reviewed by the Corporation’s CEO. Segment EBITDA is used to measure performance as management believes that such information is the most relevant in evaluating results in comparison with other entities operating in the same industry.

Corporate division expenses consist of salary expenses; stock compensation; office costs related to corporate employees; and public company costs.

Information about reportable segments

		Canada		U.S.		Corporate		Total
	2011	2010	2011	2010	2011	2010	2011	2010
External revenue
Oilfield	$39,756	$33,247	$4,232	$1,507	$-	$-	$43,988	$34,754
Industrial	52,062	44,464	2,199	2,810	-	-	54,261	47,274
Total revenue	$91,818	77,711	$6,431	4,317	$-	-	$98,249	82,028
Finance costs	-	-	-	-	770	754	770	754
Depreciation and amortization	5,073	5,989	303	143	-	-	5,376	6,132
Income tax expense (recovery)	1,524	(457)	25	433	-	-	1,549	(24)
Capital expenditures	2,537	1,567	1,310	743	-	-	3,847	2,310
Material non-cash items
Change in onerous contract provision	(1,015)	-	-	-	-	-	(1,015)	-
Expiry of contingent consideration	-	(810)	-	-	-	-	-	(810)
Property and equipment acquired by means of a finance lease	3,709	88	565	140	–	–	4,274	228
Reportable segment earnings (loss) before depreciation, amortization, share-based compensation, finance costs, gain/loss on disposal of property and equipment	$20,754	$13,359	$2,292	$1,368	$(9,951)	$(7,936)	$13,095	$6,791

NOTE 23 – SUPPLEMENTARY CASH FLOW INFORMATION

	2011	2010
Changes in non-cash working capital from operations
Inventories	$(54)	$28
Prepaid expenses and other receivables	(12)	(41)
Trade receivables	(4,102)	(1,995)
Trade and other payables	874	1,314
Change in non-cash working capital	$(3,294)	$(694)

NOTE 24 – OPERATING LEASES

Operating leases relate to leases of certain shop and office space with lease terms of between six months and 15 years. Most operating lease contracts over five years contain clauses for renewal for a five-year term either at an agreed rate or at the prevailing fair value rents at the time of renewal. Lease payments on certain leases are increased at a predetermined contract rate every three to five years to reflect market rentals. None of the leases, except one, provide for additional rent payments that are based on changes in a local price index. The Corporation does not have an option to purchase the leased building at the expiry of the lease periods.

Two of the leased properties have been sublet by the Corporation. The leases expire in 2013 and 2019, with respective subleases expiring in 2013 and 2017. A renewal option exists on the sublease expiring in 2017 to extend the term by two years. Sublease payments of $318 are expected to be received during the following financial year. The Corporation has recognized a provision of $786 in respect of these leases (see note 12).

During the year ended December 31, 2011 an amount of $3,660 was recognized as an expense under operating expenses in respect of operating leases (December 31, 2010: $3,215).

Non-cancellable operating lease rentals are payable as follows:

	December 31, 2011	December 31, 2010	January 1, 2010
Less than one year	$3,426	$3,401	$2,990
Between one and five years	7,999	9,977	6,648
More than five years	2,638	3,671	4,653
	$14,063	$17,049	$14,291

NOTE 25 – CAPITAL COMMITMENTS

At December 31, 2011 the Corporation had committed to purchase property and equipment for $189 (2010: $ 643).

NOTE 26 – CONTINGENT LIABILITIES

In the ordinary course of business activities, the Corporation may be contingently liable for litigation and claims with customers, suppliers, former employees, and third parties. Management believes that adequate provisions have been recorded in the accounts where applicable. Although it may not be possible to estimate accurately the extent of potential costs and losses, if any, Management believes that the ultimate resolution of such contingencies would not have a material effect on the financial position of the Corporation.

NOTE 27 – RELATED PARTIES

Transactions with key management personnel

The compensation of key management personnel is as follows:

	December 31, 2011	December 31, 2010
Employee wages and benefits	$1,642	$844
Termination benefits	350	-
Share-based payments	100	89
	$2,092	$933

Key management personnel include the Corporation’s executive officers and directors.

Key management personnel and director transactions

Directors and executive officers of the Corporation control 17.3% (December 31, 2010: 13.0%; January 1, 2010: 15.7%) of the voting shares of the Corporation.

Members of key management personnel, officers or directors, or their related parties, hold positions in other entities that result in them having control or significant influence over the financial or operating policies of these entities. A number of these entities transacted with the Corporation in the reporting period. The aggregate value of transactions and outstanding balances relating to key management personnel and entities over which they have control or significant influence were as follows:

			Transaction value year ended December 31		Balances as at
Director/key management personnel	Transaction	Note	2011	2010	Dec. 31 2011	Dec. 31 2010	Jan. 1, 2010
Director	Office rent and property taxes	(i)	$ 269	$ 275	$ -	$ -	$-
Director	Supplies and sublicense fees (per agreement)	(ii)	941	265	25	$ 55	-
Key Manager	Office rent and property taxes	(iii)	357	347	-	$ -	-
Directors / Officers	Convertible debentures	(iv)	40	335	375	$ 335	-
Director	Termination benefit	(v)	$ 345	$ -	$ 287	$ -	$ -

The Corporation paid rent and property taxes a regional office to a corporation that is controlled by a member of the Board of Directors. The term of the lease is 15 years and expires on January 31, 2019.

(i)  The Corporation purchased various safety supplies and performed maintenance on safety equipment under a sublicense agreement with a corporation that is controlled by a member of the Board of Directors.

(ii)  The Corporation paid rent and property taxes for a regional office to a corporation controlled by a Senior Manager for a subsidiary in the United States. The term of the lease is five years and expires on December 31, 2015.

(iii)  The Corporation issued convertible debentures with a face value of $1,925 in December 2010 and $75 in January 2011.  Of these amounts, $40 (2010: $335) were issued to directors, family of directors, and officers of HSE.

(iv)  The Corporation recognized a liability for termination benefits of $345 on the transition between CEOs in August 2011. The benefit is payable monthly over a two-year term and expires August 31, 2013.

Other related-party transactions

	Transaction value year ended December 31		Balance outstanding at
Transaction	2011	2010	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010
Sale of goods and services
Levitt Safety Limited	$34	$2	$4	$2	$-
Atlantic Road Construction & Paving	$18	$-	$6	$-	$-

All outstanding balances with these related parties are to be settled in cash within 6 months of the reporting date. None of the balances are secured.

	Country of incorporation	Ownership interest at
		December 31, 2011	December 31, 2010	January 1, 2010
HSE Integrated Inc. (“INC”)	USA	100	100	100
Boots & Coots HSE Services, LLC (“BCHSE”)	USA	90	90	90
CRS Technologies Inc. (“CRS”)	USA	100	100	100

NOTE 28 – SUBSEQUENT EVENT

Asset acquisition

On February 15, 2012 the Corporation completed the purchase of certain assets of the Flint Safety Unit ("Flint Safety Unit") a division of Flint Field Services Ltd. This division provides oilfield safety services across North America. The Corporation expects the completion of this transaction to increase property and equipment by $2,200. The acquisition will be financed by a $2,310 draw on the recently negotiated credit facility (note 13).

Business Combination

On July 11, 2012, DXP Enterprises, Inc. ("DXP") through its wholly-owned subsidiary, DXP Canada Enterprises Ltd., acquired all of the outstanding common shares of HSE by way of a plan of arrangement under the Business Corporations Act (Alberta) (the "Arrangement"). As announced on June 29, 2012, the Arrangement was approved at the Annual and Special Meeting of Shareholders of HSE on June 29, 2012 by 99.96 % of the votes cast by the HSE shareholders and 99.96% of the votes cast by the HSE shareholders after excluding those votes required to be excluded by Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions.  The Arrangement was also approved by the Court of Queen's Bench of Alberta on June 29, 2012.

Pursuant to the Arrangement, HSE shareholders received $1.80 in cash per each common share of HSE held.

Subsequent to the period, as a result of the change of control, HSE’s credit facilities became due on demand and were reclassified entirely to current liabilities.

HSE common shares were de-listed from the Toronto Stock Exchange three business days following the transaction.

NOTE 29 – EXPLANATION OF TRANSITION TO IFRS

Overview

As stated in note 2(a), these are the Corporation’s first annual consolidated financial statements prepared in accordance with IFRS.

The accounting policies set out in note 3 have been applied in preparing the consolidated financial statements for the year ended December 31, 2011, the comparative information presented in these consolidated financial statements for the year ended December 31, 2010 and in the preparation of an opening IFRS statement of financial position at January 1, 2010 (the Corporation’s date of transition).

In preparing its opening IFRS statement of financial position, the Corporation has adjusted amounts reported previously in consolidated financial statements prepared in accordance with previous Canadian Generally Accepted Accounting Principles (“previous GAAP” or “CGAAP’). An explanation of how the transition from previous GAAP to IFRSs has affected the Corporation’s financial position, financial performance and cash flows is set out in the following tables and the notes that accompany the tables.

Adoption of IFRS

(i)  IFRS 1 – First-Time Adoption of International Financial Reporting Standards sets forth guidance for the initial adoption of IFRS. Under IFRS 1 the standards are applied retrospectively at the transition date with adjustments to assets and liabilities being offset to Retained earnings (deficit) unless certain exemptions are applied. The Corporation has applied the following exemptions to its opening consolidated IFRS statement of financial position dated January 1, 2010:

(ii)  Business combination exemption

IFRS 1 provides the option to apply IFRS 3 – Business Combinations, retrospectively for all business combinations from a particular pre-transition date elected by the Corporation or prospectively from the transition date of January 1, 2010. The Corporation has elected not to retrospectively apply IFRS 3 to business combinations that occurred prior to January 1, 2010 and such business combinations have not been restated.

(iii)  Share-based compensation exemption

IFRS 1 provides companies with an optional exemption not to apply IFRS 2 – Share-Based Payments to equity-settled share-based payments granted after November 7, 2002 that vested before the transition date of January 1, 2010. The Corporation has elected to take this exemption and has not restated its historical share-based payments that were granted after November 7, 2002 and vested prior to January 1, 2010.

(iv)  Currency translation differences exemption

Retrospective application of IFRS would require the Corporation to determine cumulative currency translation differences in accordance with IAS 21 – The Effects of Changes in Foreign Exchange Rates from the date a subsidiary was acquired. IFRS 1 allows cumulative translation gains or losses to be reset to zero at the transition date of January 1, 2010. The Corporation has elected to reset all cumulative translation losses to zero in the opening retained earnings (deficit) at January 1, 2010.

IFRS 1 mandatory exceptions

IFRS 1 also outlines specific mandatory exceptions that a first-time adopter must adhere to under certain circumstances. The Corporation has applied the following exceptions to its opening statement of financial position dated January 1, 2010:

(i)  Estimates

In accordance with IFRS 1, an entity’s estimates under IFRS at transition date must be consistent with estimates made in accordance to previous Canadian GAAP unless there is objective evidence that these estimates were in error. The Corporation’s IFRS estimates as of January 1, 2010 are consistent with its previous Canadian GAAP estimates for the same date.

(ii)   Non-controlling interests

The Corporation has applied IAS 27 – Consolidated and Separate Financial Statements prospectively from January 1, 2010, such that total comprehensive income is attributed to the owners of the parent and to the non-controlling interests.

Reconciliations between previous Canadian GAAP and IFRS

IFRS 1 requires an entity to reconcile equity, comprehensive income and cash flows for prior periods. The Corporation’s first-time adoption of IFRS did not have a significant impact on the total operating, investing, or financing cash flows. The following represents the reconciliations from previous Canadian GAAP to IFRS for the respective periods noted for equity, earnings and comprehensive income:

Reconciliation of equity

	Note	December 31, 2010	January 1, 2010
Total equity under previous Canadian GAAP		$34,127	$34,962
Differences increasing (decreasing) reported shareholders’ equity:
Impairment loss on property and equipment	A	(5,775)	(7,000)
Property and equipment under finance lease	B	2,668	1,609
Property and equipment – componentization	C	(516)	(273)
Deferred gain	D	319	456
Provisions	E	(2,013)	(2,228)
Share-based payments	F	73	35
Prepaid expenses and other assets	G	(33)	(33)
Non-controlling interests	E	–	–
Currency translation reserve	I	10	–
Business acquisition costs	J	(19)	–
Related tax effect	K	1,455	1,994
Total equity under IFRS		$30,296	$29,522

Reconciliation of net earnings

	Note	Year ended December 31, 2010
Net loss under previous Canadian GAAP		$(1,157)
Differences in GAAP increasing (decreasing) reported earnings:
Reduction of depreciation	A	1,225
Depreciation on property and equipment under finance lease	B	1,059
Depreciation on property and equipment – componentization	C	(243)
Deferred gain – amortization	D	(137)
Provisions – onerous contract expenses	E	215
Share-based payments	F	25
Business acquisition costs	J	(19)
Related tax effect		(529)
Net earnings under IFRS		$439

Reconciliation of other comprehensive income

Year ended December 31, 2010
Other comprehensive loss under Canadian GAAP	$(1,249)
Differences in Canadian GAAP increasing (decreasing) reported other comprehensive income (loss):
Differences in net earnings, net of tax	1,596
Foreign currency translation adjustments to equity	-
Other comprehensive income under IFRS	$347

Reconciliation of Consolidated Statement of Financial Position as on January 1, 2010.

	Note	Previous CGAAP	Adjustments	Reclassifications	IFRS
ASSETS						ASSETS
Current Assets						Current Assets
Cash and cash equivalents		$460	–	–	$460	Cash and cash equivalents
Accounts receivable		16,156	–	–	16,156	Accounts receivable
Inventory		199	–	–	199	Inventory
Prepaid expenses & other receivables	G	1,654	(33)	(207)	1,414	Prepaid expenses & other receivables
Income taxes recoverable		398	–	–	398	Income taxes recoverable
Total Current Assets		18,867	(33)	(207)	18,627	Total Current Assets
Non-Current Assets						Non-Current Assets
Property & equipment	A B C	28,595	578	–	29,173	Property & equipment
Intangible assets	A	3,260	(716)	–	2,544	Intangible assets
		–	–	207	207
Total Non-Current Assets		31,855	(138)	207	31,924	Total Non-Current Assets
TOTAL ASSETS		$50,722	$(171)	$–	$50,551	TOTAL ASSETS
LIABILITIES						LIABILITIES
Current Liabilities						Current Liabilities
Accounts payable & accrued liabilities	F	$4,667	$(35)	$(50)	$4,582	Accounts payable & accrued liabilities
	E	-	215	50	265
	B	–	2,600	5,455	8,055
Current portion of long-term debt		5,222	–	(5,222)	–	Current portion of long-term debt
Current portion of obligation under capital lease		233	–	(233)	–	Current portion of obligation under capital lease
Income taxes payable		72	–	–	72	Income taxes payable
Current portion of deferred gain	D	137	(137)	–	–	Current portion of deferred gain
Total Current Liabilities		10,331	2,643	–	12,974	Total Current Liabilities
Non-Current Liabilities						Non-Current Liabilities
	E	–	2,013	810	2,823
	B	–	2,926	130	3,056
Long-term debt		818	–	(818)	–	Long-term debt
Deferred gain	D	319	(319)	–	–	Deferred gain
Obligations under capital lease		122	–	(122)	–	Obligations under capital lease
Deferred tax liabilities	K	4,170	(1,994)	–	2,176	Deferred tax liabilities
Total Non-Current liabilities		5,429	2,626	–	8,055	Total Non-Current liabilities
TOTAL LIABILITIES		$15,760	$5,269	$–	$21,029	TOTAL LIABILITIES
EQUITY						EQUITY
Share capital		$60,040	–	–	$60,040	Share capital
Contributed surplus	F	4,755	8	–	4,763	Contributed surplus
Deficit		(29,770)	(5,511)	–	(35,281)	Deficit
Accumulated other comprehensive income (loss)	I	(63)	63	–	–	Accumulated other
Total equity attributable to equity holders of the Corporation		34,962	(5,440)	–	29,522	Total equity attributable to equity holders of the Corporation
Non-controlling interest	H	–	–	–	–	Non-controlling interest
TOTAL EQUITY		34,962	(5,440)	–	29,522	TOTAL EQUITY
TOTAL LIABILITIES & EQUITY		$50,722	$(171)	–	$50,551	TOTAL LIABILITIES & EQUITY

Reconciliation of Consolidated Statement of Financial Position as on December 31, 2010

	Note	Previous CGAAP	Adjustments	Reclassi-fications	IFRS
ASSETS						ASSETS
Current Assets						Current Assets
Cash & cash equivalents		$1,479	–	–	$1,479	Cash & cash equivalents
Accounts receivable		18,099	–	–	18,099	Accounts receivable
Inventory		171	–	–	171	Inventory
Prepaid expenses & other receivables	G	1,675	(52)	(129)	1,494	Prepaid expenses & other receivables
Income taxes recoverable		705			705	Income taxes recoverable
Total Current Assets		22,129	(52)	(129)	21,948	Total Current Assets
Non-Current Assets						Non-Current Assets
Property & equipment	A B C	25,051	53	–	25,104	Property & equipment
Intangible assets	A	2,732	(600)	–	2,132	Intangible assets
		–	–	129	129	Other receivables
Total Non-Current Assets		27,783	(547)	129	27,365	Total Non-Current Assets
TOTAL ASSETS		$49,912	$(599)	$–	$49,313	TOTAL ASSETS
LIABILITIES						LIABILITIES
Current Liabilities						Current Liabilities
Accounts payable & accrued liabilities	F	$5,911	$(74)	$–	$5,837	Trade & other payables
	E	–	212	–	212	Provisions
	B	–	2,052	1,408	3,460	Loans and borrowings
Current portion of long-term debt		1,304	–	(1,304)	–
Current portion of obligation under capital lease		104	–	(104)	–
Income taxes payable		423	–	–	423	Income taxes payable
Current portion of deferred gain	D	137	(137)	–	–
Total Current Liabilities		7,879	2,053	–	9,932	Total Current Liabilities
Non-Current Liabilities						Non-Current Liabilities
	E	–	1,801	–	1,801	Provisions (non-current)
	B	–	1,015	4,563	5,578	Loans and borrowings
Long-term debt		2,919	–	(2,919)	–
Convertible debentures–debt component		1,628	–	(1,628)	–
Obligations under capital lease		16	–	(16)	–
Deferred gain	D	182	(182)	–	–
Deferred tax liabilities	K	3,161	(1,455)	–	1,706	Deferred tax liabilities
Total Non-Current Liabilities		7,906	1,179	–	9,085	Total Non-Current Liabilities
TOTAL LIABILITIES		$15,785	$3,232	$–	$19,017	TOTAL LIABILITIES
EQUITY						EQUITY
Share capital		$60,040	–	–	$60,040	Shared capital
Contributed surplus	F	4,948	21		4,969	Contributed surplus
Convertible debentures – equity component		221	–	–	221
Deficit		(30,927)	(3,924)	–	(34,851)	Deficit
Accumulated other comprehensive income (loss)	I	(155)	72	–	(83)	Accumulated other comprehensive income (loss)
Total equity attributable to equity holders of the Corporation		34,127	(3,831)	–	30,296	Total equity attributable to equity holders of the Corporation
Non-controlling interest	H	–	–	–	–	Non-controlling interest
TOTAL EQUITY		$34,127	$(3,831)	$–	$30,296	TOTAL EQUITY
TOTAL LIABILITIES & EQUITY		$49,912	$(599)	$–	$49,313	TOTAL LIABILITIES & EQUITY

Reconciliation of total comprehensive income for the year ended December 31, 2010

	Note	Previous CGAAP	Adjust-ments	Reclassi-fications
REVENUE		$82,028		$82,028	REVENUE
Costs
Operating & materials	B	70,341	(3,040)	67,301	Direct operating expenses
Selling, general & administrative		7,936		7,936	Selling, general & administrative
		3,751	3,040	6,791
Amortization of property & equipment	A B C	5,152	568	5,720	Depreciation of property & equipment
Amortization of intangible assets	A	528	(116)	412	Amortization of intangible assets
Share-based compensation	F	210	(25)	185	Share-based compensation
Interest on long-term debt	B	339	419	758	Finance costs
Other interest and bank charges		148	(148)	–
Foreign exchange gain		(4)	–	(4)	Foreign exchange gain
(Gain) loss on disposal of property and equipment	B D	(102)	217	115	Loss on disposal of property & equipment
Income (Loss) Before the Undernoted Items		(2,520)	2,125	(395)	Income (Loss) Before the Undernoted Items
Expiry of contingent consideration		810	–	810	Expiry of contingent consideration
LOSS BEFORE INCOME TAX		(1,710)	2,125	415	EARNINGS BEFORE INCOME TAX
Income taxes					Income taxes
Current provision		423	–	423	Current provision
Future reduction		(976)	529	(447)	Deferred tax recovery
		(553)	529	(24)
NET LOSS		(1,157)	1,596	439	NET EARNINGS
Other comprehensive income					Other comprehensive income
Unrealized loss on translating financial statements of self-sustaining foreign operations	I	(92)	–	(92)	Foreign currency translation differences – foreign operations
Other Comprehensive Loss		$(1,249)	1,596	$347	Total Comprehensive Income for the Year
				430	Earnings attributable to owners of the Corporation
				9	Non-controlling interest
				439
				347	Comprehensive income attributable to owners of the Corporation
				–	Non-controlling interest
				$347

Explanation to the notes in reconciliations of equity, earnings and comprehensive income noted above are as follows:

(A)	Impairment loss

The Corporation was required to apply IAS 36 – Impairment of Assets on the January 1, 2010 transition date.

As a result, it recognized a $7,000 decrease in property and equipment and finite life intangibles ($6,756 in the Canadian segment and $244 in the U.S. segment) and a corresponding impact on deferred tax assets of $1,859 for a net increase to deficit of $5,141 on its opening Consolidated Statement of Financial Position dated January 1, 2010.

IFRS uses a one-step approach for both testing for and measurement of impairment, with carrying values compared directly to the higher of fair value less costs to sell and value-in-use (calculated using discounted cash flows).

Fair value less costs to sell is the amount obtainable from the sale of an asset or cash generating unit in an arm’s-length transaction between knowledgeable, willing parties less costs of disposal. Value-in-use is the present value of the future cash flows expected to be derived from the continuing use of an asset and from its ultimate disposal or from a cash-generating unit.

Under IFRS, property and equipment and finite-life intangibles are tested for impairment at the asset or cash-generating-unit (“CGU”) level. A CGU is the smallest group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. HSE has identified its “Canada” and “USA” operating segments as its cash-generating units.

Under IFRS, the estimated future cash flows used in calculating value-in-use are discounted using the rate that reflects the market’s assessment of risks specific to the asset or cash-generating unit. A significant factor in determining whether HSE had impaired assets at January 1, 2010 was the fact that the carrying value of its net assets exceeded its market capitalization. The recoverable amount was based on fair value less costs to sell.

IAS 36 requires that impairment losses be first applied against goodwill, and then to other assets on a pro-rata basis. Estimating fair value less costs to sell requires management judgment. The estimate was based on the Corporation’s share price as of January 1, 2010, which was $0.53, and an estimation of applicable control premiums based on comparative companies.

To assess the reasonableness of the calculated fair value, fair values were also calculated by applying Enterprise Value/EBITDA multiples to both budgeted EBITDA and analyst predictions of EBITDA.

(B)	Property and equipment under finance lease

The Corporation currently leases certain light vehicles, office equipment, and land and buildings.

Under previous Canadian GAAP, a lease was classified as a finance lease if it transferred substantially all of the risks and rewards relating to ownership to the lessee. All other leases were operating leases. Although the qualitative criteria of operating and finance leases are similar under previous Canadian GAAP and IFRS, previous Canadian GAAP contained quantitative thresholds to be applied in the lease classification test.

IFRS does not provide any quantitative thresholds that need to be met when determining the classification of a lease. Under IFRS, a lease is classified as a finance lease when the lease meets the qualitative criteria specified in IAS 17 – Leases. These criteria include: provisions allowing or requiring the transfer of ownership of the asset to the lessee by the end of the lease term; lease agreements where the lease term is for the major part of the economic life of the asset even if title is not transferred; leases where the leased assets are of a specialized nature; and provisions specifying that, where a lessee can cancel the lease, the lessor’s losses associated with the cancellation are borne by the lessee.

The Corporation is treating its light vehicle leases as finance leases. At January 1, 2010, the net book value of property and equipment increased by $7,135, loans and borrowings increased by $5,526, and opening deficit decreased by approximately $1,609 pre-tax.

Consolidated statement of comprehensive income

Year ended December 31, 2010
Operating expenses:
Lease costs	$2,838
Depreciation and amortization	(1,425)
Loss on disposal of leases	(88)
Finance costs	(265)
Earnings adjustment before income tax	$1,060

(C)	Property and equipment componentization

Under IFRS, property and equipment is required to be componentized and depreciated separately if significant components within an asset have different economic lives. If an asset has incurred a capital repair, the equivalent net book value of the part of the asset repaired is required to be derecognized. In the absence of specific criteria to define “significant”, Management uses its judgment in determining which costs are significant in relation to the property and equipment.

The componentization of required assets resulted in a decrease to net book value of property and equipment of $273 and an increase in pre-tax opening deficit of $273 as at January 1, 2010. This change also resulted in a decrease to depreciation of $243 for the year ended December 31, 2010.

(D)	Deferred gain

The Corporation entered into sale and leaseback transactions in 2008 for three properties owned in Fort McMurray, Alberta. Under previous Canadian GAAP, the $700 in gains were deferred and amortized over the life of the leases. Under IFRS, if a sale and leaseback transaction results in an operating lease, and it is clear that the transaction is established at fair value, any profit or loss must recognized immediately.

The effect was to write off the deferred gain under liabilities and decrease deficit by $456 at January 1, 2010, and to decrease gain (loss) on disposal of property and equipment by $137 for the year ended December 31, 2010.

(E)	Provisions

Onerous contracts

Under IFRS, if a corporation has onerous contracts, the present obligation under the contract must be recognized and measured as a provision. An onerous contract is a contract in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under the contract. Provisions are discounted where amounts are material.

As part of a prior acquisition, HSE assumed a long-term operating lease for a building. The building is not required for HSE operations at this time and is not currently subleased. HSE has identified this lease as an onerous contract. HSE recorded $2,228 as a provision at January 1, 2010 with a corresponding pre-tax increase to opening deficit. On an annual basis HSE expects direct operating expense to decrease by approximately $215 per year.

Legal

Under previous Canadian GAAP a contingency is defined as “an existing condition or situation involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occurs or fails to occur”. Three options are provided to assess the probability of uncertainty: likely (high); unlikely (low) and not determinable. Lawsuits require significant judgment in applying these criteria. In particular, the existence of a lawsuit does not necessarily mean that the Corporation has a present obligation. A present obligation exists only if, and to the extent that, the claim is valid.

Typically, in a disputed lawsuit, it is uncertain whether the defendant has a present obligation. Under IFRS, management would need to consider the available evidence and to reach a judgment as to the validity of the claim. A review of HSE legal claims was performed as at January 1, 2010 and the key criteria applied under IFRS to determine how they should be recognized and measured. No changes to direct operating costs were required related to legal disputes.

The impact arising from these changes are summarized as follows:

Consolidated statement of financial position

December 31, 2010
	Onerous contracts	Legal	Total
Provisions – current portion	$(212)	$–	$(212)
Provisions – non-current portion	(1,801)	–	(1,801)
Adjustment to equity	$(2,013)	$–	$(2,013)
January 1, 2010
Onerous contracts		Legal	Total
Provisions – current portion	$(215)	(50)	$(265)
Provisions – non-current portion	(2,013)	–	(2,013)
Adjustment to equity	$(2,228)	(50)	$(2,278)

(F)	Share-based payments

The Corporation granted equity-settled and cash-settled share-based payments to directors and certain employees. The Corporation accounted for cash-settled share-based payment arrangements by reference to their intrinsic value under previous Canadian GAAP. Under previous Canadian GAAP, the Corporation also accrued compensation cost as if all instruments granted were expected to vest and recognized the effect of actual forfeitures as they occurred. Under IFRS, the liability related to cash-settled share-based payments has to be adjusted to reflect the fair value of the outstanding shared-based payments. Further under IFRS, the estimates of the number of equity settled instruments that are expected to vest are adjusted to the actual number that vests unless the forfeitures are due to market based conditions.

The change in respect of equity-settled share-based payments is to increase stock compensation expense of employee costs by $13 for the year 2010. The January 1, 2010 change was an increase of $8 to contributed surplus with an offsetting increase of $8 in opening deficit.

The change in respect of cash-settled share-based payments is to decrease stock compensation expense of directors by $38 for the year 2010. The January 1, 2010 change was a decrease of $35 to DSU liability with an offsetting decrease of $35 in opening deficit.

(G)	Prepaid expenses and other assets

The Corporation sold at fair value certain plant and equipment from Canada to one of its subsidiaries in the U.S. in the third quarter of 2008, resulting in a taxable capital gain in Canada. This tax amount was paid and classified under “prepaid expenses and other assets”. Under previous Canadian GAAP, the tax paid on capital gains relating to property and equipment sold to a subsidiary can be recognized as an expense only after the relevant asset is disposed of by the subsidiary or after that entity ceases to be a subsidiary.

However, under IFRS, this capital gains tax paid in Canada is treated as current tax and does not qualify to be recognized as a deferred tax asset. The effect was to write off the other current asset resulting in a decrease of ‘prepaid expenses and other assets’ and an increase in deficit by $33 at January 1, 2010 and December 31, 2010.

(H)	Non-controlling interest

Under previous Canadian GAAP, when the non-controlling interest is not obligated to fund its share of losses, the Corporation does not attribute losses to the non-controlling interest once the interest has been reduced to nil. Under IFRS, the Corporation is required prospectively from January 1, 2010 to allocate comprehensive losses to non-controlling interest based on their effective interest, even if this results in a deficit non-controlling interest balance (see mandatory exceptions above).

The impact of the adjustment noted above amounted to a non-controlling interest of $nil at December 31, 2010 and January 1, 2010.

(I)	Accumulated other comprehensive income (loss)

As noted above under “Initial elections upon adoption” and in accordance with IFRS 1, the Corporation has elected to deem all foreign currency translation differences that arose prior to January 1, 2010 in respect of all foreign operations to be nil at January 1, 2010.

At January 1, 2010 there is no impact on total equity as $63 is transferred from accumulated other comprehensive income (loss) to deficit within total equity. The foreign currency translation amount recorded in other comprehensive income is an increase of $10 at December 31, 2010.

(J)	Business acquisition costs

Under IFRS, expenses incurred to complete a business combination must be expensed at the time of acquisition. The Corporation increased direct operating expenses by $19 at December 31, 2010.

(K)	Deferred tax liabilities

The above changes (decreased) increased the deferred tax liability as follows based on a tax rate of 26%:

	Note	December 31, 2010	January 1, 2010
Deferred tax liability under Canadian GAAP		$3,161	$4,170
Differences increasing (decreasing) the deferred tax liability
Impairment loss on property and equipment	A	(1,524)	(1,859)
Property and equipment under finance lease	B	1,409	1,792
Property and equipment - componentization	C	(141)	(74)
Deferred gain	D	81	117
Provisions	E	–	(10)
Share-based payments	F	21	10
Prepaid expenses and other assets	G	14	(5)
Onerous contracts	E	(518)	(574)
Finance obligations	I	(736)	(1,391)
Debentures		(56)	–
Business acquisition costs	J	(5)	–
Deferred tax liability under IFRS		$1,706	$2,176

(L)	Reclassifications

The amounts presented as reclassifications in the reconciliations above represent those amounts that were already recognized and measured under previous Canadian GAAP, but were presented under a different line item within the consolidated statement of financial position or the consolidated statements of earnings. These amounts are now reclassified to conform to presentation and disclosure requirements under IFRS.

(M)	Material adjustments to the statement of cash flows

There were no material differences between the statement of cash flows presented under IFRS and the statement of cash flows presented under Canadian GAAP.